EXHIBIT 21.1

FIRST BANKS, INC.
SUBSIDIARIES
(As of December 31, 2013)
The following is a list of our subsidiaries and the jurisdiction of incorporation or organization:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The San Francisco Company	Delaware
First Bank	Missouri
FB Holdings, LLC (1)	Missouri
FBSA California, Inc.	Missouri
FBSA Missouri, Inc.	Missouri
First Bank Business Capital, Inc.	Missouri
First Land Trustee Corp.	Missouri
LC Resolution Corporation	Missouri
NT Resolution Corporation	Missouri
SBRHC, Inc.	Missouri
Small Business Loan Source LLC	Nevada
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(1)	First Bank owned 53.23% of FB Holdings, LLC at December 31, 2013.